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EXHIBIT 21.1

List of Subsidiaries of the Company

Real Media, Inc.
24/7 Canada, Inc.
24/7 Media Canada Holding Company
24/7 Search, Inc.
Real Media Europe Holding S.A.
Real Media SARL
Real Media Deutschland GmbH
Real Media Korea Co., Ltd.
Real Media Spain S.A.
Real Media Scandinavia AB
Real Media Technology S.A.
Real Media Holding (UK) Ltd.
Real Media (UK) Ltd.

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  EXHIBIT 21.1
List of Subsidiaries of the Company